Exhibit 99.6

CAPITOL ACQUISITION CORP.

509 7TH STREET, N.W.

WASHINGTON, D.C. 20004

SPECIAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

CAPITOL ACQUISITION CORP.

The undersigned appoints Mark D. Ein and Amanda Eilian as proxies, and each of them with full power to act without the other, each with the power to appoint a substitute, and hereby authorizes either of them to represent and to vote, as designated on the reverse side, all shares of common stock of Capitol Acquisition Corp. (“Capitol”) held of record by the undersigned on                     , 2009, at the Special Meeting of Stockholders to be held on                     , 2009, or any postponement or adjournment thereof.

THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED. THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED “FOR” EACH OF THE PROPOSALS LISTED HEREIN. THE CAPITOL BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSALS LISTED HEREIN.

(Continued and to be signed on reverse side)

PROXY

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSAL NUMBERS 1a, 1b, 1c, 2, 3a, 3b, 3c, 3d, 3e, 3f, 3g and 4. THE CAPITOL BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSALS.

1a.	To approve an amendment to Capitol’s amended and restated certificate of incorporation to amend the second paragraph of Article Seventh to revise the definition of a “business combination” to allow Capitol to complete the merger with Two Harbors Merger Corp. (“Merger Sub Corp”), a wholly owned subsidiary of Two Harbors Investment Corp. (“Two Harbors”).	FOR ☐	AGAINST ☐	ABSTAIN ☐

1b.	To approve an amendment to Capitol’s amended and restated certificate of incorporation to delete all references to “fair market value.”	FOR ☐	AGAINST ☐	ABSTAIN ☐

1c.	To approve an amendment to Capitol’s amended and restated certificate of incorporation to delete the second sentence of Section F of Article Seventh relating to Capitol obtaining approval of its disinterested independent directors and obtaining a fairness opinion.	FOR ☐	AGAINST ☐	ABSTAIN ☐

2.	To approve the Agreement and Plan of Merger, among Capitol, Merger Sub Corp, Two Harbors and Pine River Capital Management L.P.	FOR ☐	AGAINST ☐	ABSTAIN ☐

If you voted “AGAINST” Proposal Number 2 and you hold shares of Capitol common stock issued in the Capitol initial public offering, you may exercise your conversion rights and demand that Capitol convert your shares of common stock onto a pro rata portion of the trust account by marking the “Exercise Conversion Rights” box below. If you exercise your conversion rights, then you will be exchanging your shares of Capitol common stock for cash and will no longer own these shares. You will only be entitled to receive cash for these shares if the merger is completed and you affirmatively vote against the merger, demand that Capitol convert your shares into cash and deliver your stock to Capitol’s transfer agent physically or electronically prior to the meeting. Failure to (a) vote against adoption of the Agreement and Plan of Merger, (b) check the following box, (c) deliver your stock certificate to Capitol’s transfer agent or deliver your shares electronically using Depository Trust Company’s DWAC (Deposit Withdrawal at Custodian) System prior to the meeting, and (d) submit this proxy in a timely manner will result in the loss of your conversion rights.

	I HEREBY EXERCISE MY CONVERSION RIGHTS			☐

3a.	To approve the following difference between the charter of Two Harbors to be in effect following the merger and the current amended and restated certificate of incorporation of Capitol: the name of the new public entity will be “Two Harbors Investment Corp.” as opposed to “Capitol Acquisition Corp.”	FOR ☐	AGAINST ☐	ABSTAIN ☐

3b.	To approve the following difference between the charter of Two Harbors to be in effect following the merger and the current amended and restated certificate of incorporation of Capitol: Two Harbors will have 450,000,000 authorized shares of common stock and 50,000,000 authorized shares of preferred stock and may increase or decrease such amounts without stockholder approval, as opposed to Capitol having 75,000,000 authorized shares of common stock and 1,000,000 authorized shares of preferred stock and not being able to increase or decrease such amounts only with stockholder approval.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3c.	To approve the following difference between the charter of Two Harbors to be in effect following the merger and the current amended and restated certificate of incorporation of Capitol: Two Harbors’ corporate existence will be perpetual as opposed to Capitol’s corporate existence terminating on November 8, 2009.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3d.	To approve the following difference between the charter of Two Harbors to be in effect following the merger and the current amended and restated certificate of incorporation of Capitol: Two Harbors’ board of directors will not be classified as opposed to Capitol’s which is.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3e.	To approve the following difference between the charter of Two Harbors to be in effect following the merger and the current amended and restated certificate of incorporation of Capitol: Two Harbors’ charter will not include the various provisions applicable only to specified purpose acquisition corporations that Capitol’s amended and restated certificate of incorporation contains.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3f.

Two Harbors’ charter will include a provision that will assist Two Harbors in qualifying to be treated as a REIT commencing with Two Harbors’ taxable year ending December 31, 2009, which provision is not included in Capitol’s amended and restated certificate of incorporation; this provision will prevent stockholders or other persons from transferring, acquiring or holding Two Harbors stock if, as a result, (a) Two Harbors’ stock will not be beneficially owned by 100 or more persons, (b) more than 50% of the value of the outstanding shares of stock will be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities), (c) any person will own more than 9.8% in value or in number of shares, whichever is more restrictive, of Two Harbors common stock, after applying certain attribution rules and subject to certain exceptions, or (d) any person will own more than 9.8% in value or in number of shares, whichever is more restrictive, of Two Harbors stock, after applying certain attribution rules and subject to certain exceptions.

		FOR ☐	AGAINST ☐	ABSTAIN ☐

3g.	To approve the following difference between the charter of Two Harbors to be in effect following the merger and the current amended and restated certificate of incorporation of Capitol: Two Harbors’ charter will include a provision that provides that Two Harbors’ board of directors may revoke or otherwise terminate Two Harbors’ REIT election, without approval of Two Harbors’ stockholders, if it determines that it is no longer in Two Harbors’ best interests to continue to qualify as a REIT, which provision is not included in Capitol’s amended and restated certificate of incorporation.	FOR ☐	AGAINST ☐	ABSTAIN ☐

4.	To consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies.	FOR ☐	AGAINST ☐	ABSTAIN ☐

	MARK HERE FOR ADDRESS CHANGE AND NOTE AT RIGHT	☐

PLEASE MARK, DATE AND RETURN THIS PROXY PROMPTLY. ANY VOTES RECEIVED AFTER A MATTER HAS BEEN VOTED UPON WILL NOT BE COUNTED.

Signature	Signature	Date

Sign exactly as name appears on this proxy card. If shares are held jointly, each holder should sign. Executors, administrators, trustees, guardians, attorneys and agents should give their full titles. If stockholder is a corporation, sign in full name by an authorized officer, giving full title as such. If stockholder is a partnership, please sign in partnership name by authorized person.